Exhibit 10.12

Antares Strategic Credit Fund II LLC
320 South Canal Street, Suite 4200
Chicago, Illinois 60661

Re: Waiver Letter Agreement between Antares Strategic Credit Fund II LLC and Antares Capital Credit Advisers LLC

This waiver letter agreement (this “Waiver Letter”) by and between Antares Strategic Credit Fund II LLC, a Delaware limited liability company (the “Fund”), and Antares Capital Credit Advisers LLC, a Delaware limited liability company (the “Adviser”), is effective as of July 15, 2025.

The Adviser intends to pay on behalf of the Fund certain of the Fund’s organizational expenses (the “Organizational Expenses”) . The Adviser hereby agrees to waive reimbursement by the Fund for such Organizational Expenses the Adviser incurs or has incurred on the Fund’s behalf in an aggregate amount not to exceed $250,000 during the period ending on the date of the initial closing for purchases of Common Shares by unaffiliated investors (the “Initial Closing Date”); provided, however, that if the Adviser waives such Organizational Expenses pursuant to the foregoing sentence, the Fund shall reimburse the Adviser for payments of any such Organizational Expenses (each such payment, an “Expense Payment”) pursuant to the following provisions:

(a)	Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with paragraphs (b) and (c) below, as applicable, to the Adviser until such time as all Expenses Payments made by the Adviser within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Fund pursuant to this paragraph (a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Waiver Letter, “Available Operating Funds” means the sum of (i) the Fund’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b)	The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser within three years prior to the last business day of such calendar month that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Waiver Letter.

(c)	Notwithstanding anything to the contrary in this Waiver Letter, no Reimbursement Payment for any month shall be made if: (1) the Effective Rate of Distributions Per Share declared by the Fund at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, (2) the Fund’s Operating Expense Ratio at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relate, or (3) the Fund’s Operating Expenses at the time of such Reimbursement Payment exceeds 1.00% of the Fund’s net asset value. For purposes of the Waiver Letter, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder servicing fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to the Adviser, shareholder servicing and/or distribution fees, and interest expense, by the Fund’s net assets. “Operating Expenses” means all of the Fund’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies.

(d)	The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. In connection with any Reimbursement Payment, the Fund may deliver a notice. The Reimbursement Payment for any calendar month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible.

(e)	All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

This Waiver Letter contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof and thereof. This Waiver Letter shall be construed in accordance with the laws of the State of New York. For so long as the Fund is regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), this Waiver Letter shall also be construed in accordance with the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), in such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

This Waiver Letter may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

Remainder of Page Intentionally Blank

Very truly yours,

Antares Capital Credit Advisers LLC

By:	/s/ Tyler W. Lindblad
Name:	Tyler W. Lindblad
Title:	VP / Chief Investment Officer

ACKNOWLEDGED AND AGREED:

Antares Strategic Credit Fund II LLC

By:	/s/ Malvika Gupta
Name:	Malvika Gupta
Title:	Chief Compliance Officer